As filed with the Securities and Exchange Commission on March 24, 2017

Registration No. 333-206106

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SCA Holdings, LLC

(successor in interest to

Surgical Care Affiliates, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	20-8740447
(State of Incorporation)	(IRS Employer Identification No.)

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(952) 936-1300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Marianne D. Short

Executive Vice President and Chief Legal Officer

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

(952) 936-1300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Timothy R. Aragon, Esq.

David R. Crandall, Esq.

Hogan Lovells US LLP

1601 Wewatta Street, Suite 900

Denver, Colorado 80202

(303) 899-7300

Approximate date of commencement of proposed sale to the public: Not applicable.

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DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1, filed by SCA Holdings, LLC, as successor in interest to Surgical Care Affiliates, Inc. (the “Company”), withdraws and removes from registration all securities remaining unissued under the Registration Statement on Form S-3 (No. 333-206106) (the “Registration Statement”) filed with the Securities and Exchange Commission on August 5, 2015.

Surgical Care Affiliates, Inc., UnitedHealth Group Incorporated (“Parent”), Spartan Merger Sub 1, Inc. (“Purchaser”) and Spartan Merger Sub 2, LLC (“Merger Sub 2”) entered into an Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of January 7, 2017. Pursuant to the Merger Agreement, Purchaser merged with and into Surgical Care Affiliates, Inc. (the “Merger”), with Surgical Care Affiliates, Inc. surviving the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement. Immediately following the consummation of the Merger, Surgical Care Affiliates, Inc. merged with and into Merger Sub 2, with Merger Sub 2 surviving the merger under the name “SCA Holdings, LLC” and becoming the successor in interest to Surgical Care Affiliates, Inc. (the “Second Step Merger” and together with the Merger, the “Transaction”) and thereafter Surgical Care Affiliates, Inc. ceased its separate existence upon the terms and subject to the conditions set forth in the Merger Agreement.

The Transaction became effective on March 24, 2017.

Following the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, SCA Holdings, LLC, as successor in interest to the Company, is filing this Post-Effective Amendment No. 1 to deregister all such securities of the Company registered under the Registration Statement that remained unsold as of the effective time of the Merger, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on March 24, 2017. No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

SCA HOLDINGS, LLC (as successor in interest to Surgical Care Affiliates, Inc.)

By:	/s/ Richard J. Mattera
Richard J. Mattera
Assistant Secretary